Exhibit (a)(22)

TRUSTEE AUTHORIZATION TO ESTABLISH

ADDITIONAL SERIES OF SHARES

And to REDESIGNATE an existing series of

SHARES OF THE TIAA-CREF FUNDS

In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Funds (the “Trust”), dated April 15, 1999, as amended, (the “Declaration of Trust”) and the approval of the Trust’s Board of Trustees at its April 12, 2016 meeting, the undersigned Trustees of the Trust hereby:

(1)	establish the TIAA-CREF International Bond Fund as an additional separate and distinct series of shares of the Trust; which shall be authorized to issue shares in the following five different share class designations: Institutional Class, Retirement Class, Premier Class, Retail Class and Advisor Class; and

(2)	approve the redesignation of the “TIAA-CREF SMID-Cap Equity Fund,” a previously-authorized series of the Trust, as the “TIAA-CREF Small/Mid-Cap Equity Fund.”

IN WITNESS WHEREOF, the Trustees of the Trust have executed this instrument the 12th day of April, 2016.

/s/Forrest Berkley	/s/Thomas J. Kenny
Forrest Berkley	Thomas J. Kenny

/s/Nancy A. Eckl	/s/Bridget A. Macaskill
Nancy A. Eckl	Bridget A. Macaskill

/s/James M. Poterba	/s/Michael A. Forrester
James M. Poterba	Michael A. Forrester

/s/Maceo K. Sloan	/s/Howell E. Jackson
Maceo K. Sloan	Howell E. Jackson

/s/Laura T. Starks
Laura T. Starks